Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), entered into as of March 4, 2011 (the “Effective Date”), is by and between Beacon Power Corporation, a Delaware corporation (the “Company”) and F. William Capp (the “Executive”).

WHEREAS, the Executive is an employee at will of the Company, and the Company desires to retain his services and he wishes to continue his employment by the Company; and, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  TERM.  The Company shall employ the Executive, at will, commencing on the Effective Date and continuing unless terminated pursuant to Section 7 entitled “Termination” in Exhibit A attached hereto, which is hereby incorporated by reference as though fully set forth herein.  The period of the Executive’s employment hereunder is referred to as the “Employment Period.”

SECTION 2.  DUTIES.  The Executive shall serve the Company as President and Chief Executive Officer and shall have duties and responsibilities consistent with such position.  Such duties and responsibilities shall include, but not be limited to, overall management of the Company.  The Executive will report to the Board of Directors of the Company (the “Board”).  The Executive will generally perform his services at the Company’s principal offices, which are currently located in Tyngsboro, Massachusetts; provided, however, that the Executive may be required to travel from time to time in connection with Company business.

SECTION 3.  COMPENSATION.  The Executive shall be entitled to compensation as follows:

(a)           General.  For various provisions relating to compensation, see Section 2 of Exhibit A attached hereto, which are hereby incorporated by reference as though fully set forth herein.

(b)           Base Salary.  The Executive will receive a salary at an annual gross rate of $325,000 (as the same may be adjusted from time to time, the “Base Salary”).

(c)           Annual Bonus.  The amount of the Executive’s annual bonus will be targeted at an amount equal to eighty-five percent (85%) of Base Salary per year.

SECTION 4.  ADDITIONAL TERMS AND CONDITIONS.  Additional terms and conditions are included in Exhibit A attached hereto and incorporated by reference as though fully set forth herein; provided, however, that the following sections of Exhibit A shall be amended as follows:

(a)           Section 6(a) is hereby amended by deleting the reference to “12 months” and substituting “18 months” therefor.

(b)           Insert the following as the first sentence of Section 7(a)(v)(1)(A):  “It will not be considered a material diminution if Executive is required to report to an executive chairman (who is not appointed CEO).”

(c)           Insert the following as Section 7(a)(v)(5):  “The failure of the Executive to be nominated for reelection to the Board, or his removal from the Board without cause.”

(d)           Section 7(b)(v) is hereby amended by deleting the reference to “$250,000” and substituting “$500,000” therefor.

SECTION 5.  MISCELLANEOUS.  The miscellaneous provisions in Section 12 of Exhibit A are incorporated by reference as though fully set forth herein.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first above written.

EXECUTIVE	BEACON POWER CORPORATION

/s/ F. William Capp	By:	/s/ Jack P. Smith
F. William Capp	Name: Jack P. Smith
Title: Chairman, Compensation Committee

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS

1.     FULL TIME; BEST EFFORTS.  During the Employment Period the Executive shall use his or her best efforts to promote the interests of the Company and shall devote his or her full business time and efforts to its business and affairs.  The Executive shall not engage in any business activity which could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder.

2.               COMPENSATION.

(a)           Base Salary.  During the Employment Period, the Executive will receive a Base Salary, which shall be payable in accordance with the Company’s regular payroll practices applicable to senior executive officers.  The Executive’s Base Salary shall be reviewed by the Board at least annually and during the term of this Agreement may be increased (but not decreased) in the Board’s discretion acting in good faith, depending upon the performance of the Executive and of the Company.

(b)           Annual Bonus.  The Executive shall be eligible to receive an annual bonus based on the achievement of individual and Company performance objectives determined annually by the Compensation Committee of the Board in consultation with the Executive.  The Executive and the Compensation Committee of the Board will set performance goals and targets for the annual bonus prior to March 31 of the applicable performance year.  The Compensation Committee shall evaluate such performance goals and targets and such annual bonus, if any, shall be paid on March 1 of the following year.

(c)           Long term incentive compensation.  The Executive shall be eligible for long term incentive compensation arrangements, in the form of stock options, restricted stock units or other equity or equity based compensation as determined by the Board.

(d)           Withholding. The Company may withhold from compensation payable to the Executive all applicable federal, state, and local withholding taxes as required by law.

3.               BENEFITS.

(a)           Generally.  The Executive will be entitled to such fringe benefits as are generally available to the Company’s executive officers, including group health and dental insurance coverage, group long and short-term disability insurance coverage, and 401(k) plan and stock plan participation.  He or she will also be entitled to a fringe benefit consisting of reimbursement of the cost to the Executive (above any applicable insurance coverage) of an executive physical every other year (not to exceed $1,000 for each such physical).  In the event that any insurance policy is paying disability benefits to Executive, and if the amount of the Executive’s monthly base salary that would be paid in the absence of such disability is higher than the monthly insurance payments, then the Company shall pay Executive an amount per month equal to such excess, for so long as the Executive is employed with the Company.  No such difference shall be payable after the Executive’s employment expires or is terminated.

(b)           Paid Vacation.

(i)  In addition to U.S. statutory holidays, the Executive will be entitled to 20 business days of paid vacation per calendar year, accruing at the rate of 1.66 days per month.  The number of unused vacation days that may be carried forward from one calendar year to the next shall be limited to up to ten days of the current calendar year’s unused accrual (less an equal amount of any unused PVA, defined below).   For any unused vacation accrual from the current calendar year that cannot be carried over into the next year, the Company shall pay the Executive a cash amount (based on the Executive’s then current year’s base salary) equal to such excess up to a maximum not to exceed ten vacation days.  Any such unused excess over ten vacation days from the current calendar year that was accrued shall be forfeited.

(ii)  Notwithstanding the foregoing, any paid vacation time that the Executive had accrued prior to January 1 of the current year (“Prior Vacation Accrual” or “PVA”) shall remain available for the Executive’s use.

(iii) Vacation time that is used by the Executive shall first be drawn from any unused accrual with respect to the current calendar year, and then (assuming the current year’s accrual has been used) then from any Prior Vacation Accrual.  The Executive shall coordinate with the Chair of the Company Compensation Committee if he or she wishes to use more than 20 vacation days in any calendar year.

(iv) Upon any termination of employment, the Company shall pay Executive a lump sum equal to any unused PVA, plus a lump sum equal to up to ten days of current year vacation accrual.   Any remaining accrued but unused or unpaid days shall be forfeited.

(v) The Company shall provide an Executive a table illustrating these principles as applied to Executive’s actual, unused PVA as of the Effective Date and each anniversary thereof and to his or her possible vacation day use during any calendar year.

(c)           Life Insurance.  The Company will provide the Executive with group term life insurance in an amount equal to no less than two times his or her Base Salary plus $1,000,000.

4.     EXPENSE REIMBURSEMENT.  The Executive will be entitled to reimbursement of all reasonable and necessary business expenses incurred by the Executive in the ordinary course of business on behalf of the Company, subject to presentation of appropriate documentation and compliance with policies established by the Board.

5.     NON-DISCLOSURE AND ASSIGNMENT OF INVENTION AGREEMENT; INDEMNIFICATION AGREEMENT.  The parties acknowledge and agree that the Executive has executed and delivered to the Company the Company’s standard form of Invention and Non-Disclosure Agreement and that the Company and the Executive have executed and delivered an Indemnification Agreement in form and substance satisfactory to both parties (the “Indemnification Agreement”).

6.               NON-COMPETITION AND NON-SOLICITATION COVENANTS.

(a)           Non-competition.  The Executive agrees that during the Employment Period and for the longer of (i) 12 months thereafter, and (ii) the period during which the Company is providing payment to the Executive under this Agreement, he or she will not own, manage, operate, control, be employed by, provide services as an independent contractor or consultant to, own any stock or other investment in or debt of, or otherwise be connected in any manner with the ownership, management, operation or control of, any business or enterprise that at the time of termination, competes with the Company or conducts business in a field in respect of which the Board is making plans to enter.

(b)           Non-solicitation.  The Executive agrees that during the Employment Period and for two year thereafter, he or she will not attempt to persuade or induce any employee of the Company to terminate his or her employment with the Company for any reason.

(c)           Acknowledgments by Executive.  The Executive acknowledges that the covenants set forth in this section are reasonable in scope and are no greater than is necessary to protect the Company’s legitimate business interests.  The Executive further acknowledges that any breach by him of the covenants set forth in this section  would irreparably injure the Company, and that money damages would not adequately compensate the Company for the injuries that it would suffer.  The parties accordingly agree that in the event of any breach or threatened breach by the Executive of any of the covenants set forth in this section, the Company may obtain, from any court of competent jurisdiction, both preliminary and permanent injunctive relief in order to prevent the occurrence or continuation of such injuries, without being required to prove actual damages or post any bond or other security.  Nothing in this Agreement shall prohibit the Company from pursuing any other legal or equitable remedy that may be available to it in the event of the Executive’s breach of any of the covenants set forth in this Agreement.

7.               TERMINATION.

(a)           Employment Termination.  The employment of the Executive pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(i)  At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive.  For purposes of this Agreement, “Cause” shall be deemed to exist upon a reasonable good faith finding by the Board that the Executive has:

(1) committed an act constituting fraud, embezzlement or other felony, determined in the reasonable opinion of the Board acting in its sole discretion, or

(2) materially breached his or her obligations under this Agreement or the Inventions and Nondisclosure Agreement, and failed to cure same within 30 days after written notice thereof is given to him by the Company, or

(3) materially breached the Company’s material policies, including but not limited to the Company’s policies regarding insider trading and sexual harassment, or

(4) engaged in willful misconduct and failed to cure same within 30 days after written notice thereof is given to him by the Company.

(ii)  At the election of the Company, without Cause, upon at least 90 days written notice by the Company to the Executive.

(iii)  The death of the Executive, or (in the discretion of the Company) the Disability of the Executive.  For purposes of this Agreement, “Disability” shall be considered to exist:

(1) if the Executive fails to perform his or her normal duties for at least 60 days (not counting days taken for vacation), whether or not consecutive, during any 180-day period, or

(2) if the Executive’s insurance company has confirmed that any disability insurance benefits are going to be paid by reason of Executive’s incapacitation, or

(3) if the Board, acting in its sole discretion but after reasonable consultation with Executive, concludes that the Executive suffers from a degree of physical or mental incapacitation as a result of illness or accident which makes it reasonably unlikely that the Executive will be able to perform his or her normal duties for a period of 60 days.  In reaching this conclusion, the Board may consult third parties, including, but not limited to, other employees, physicians, psychiatrists, and counselors.

(iv)  At the election of the Executive, for any reason, upon at least 90 days prior written notice to the Company.

(v)  At the election of the Executive for Good Reason, provided that the Executive shall have given written notice to the Company within 30 days after he or she becomes aware of the occurrence of any event of Good Reason specifying such event, and such event shall be continued for a period of 30 days following such notice.  For purposes of this Agreement, “Good Reason” means any of the following events:

(1) a material diminution in the duties, responsibilities, position or job title of the Executive without the Executive’s written consent.  For example:

(A) It will be considered such a diminution if in the event of a business combination involving the Company by means of a reorganization, merger, consolidation, recapitalization, or asset sale (other than one described below in subparagraph 4), the Executive remains in his or her current officer position of the Company itself but is not appointed to the same officer position of the other party to such combination by the 180th day after closing (or, the Executive and the Company have not reached some other, mutually acceptable arrangement by then).

(2) a material breach by the Company of its obligations under this Agreement or the Indemnification Agreement, or

(3) a change in the primary location where the Executive is expected to perform his or her services hereunder to a location that is more than 50 miles away from Tyngsboro, Massachusetts, or

(4) a Sale of the Business (as defined below)  For purposes of this Agreement, a “Sale of the Business” means (A) the acquisition by a person, group, or party of 50% or more of the outstanding capital stock of the Company in a single transaction or series of contractually related transactions, (B) a change of a majority of the members of the Board (other than by resignation or by any replacement of such resigned Board member(s)) when the change of the various directors occurs at substantially the same time, without the approval or consent of the members of the Board before such change, (C) the acquisition of the Company by means of a reorganization, merger, consolidation, recapitalization, or asset sale, unless the owners of the capital stock of the Company before such transaction own immediately after such transaction more than 50% of the capital stock of the acquiring or succeeding entity in substantially the same proportions (without giving effect to any funds that may be newly invested in the Company or such acquiring or succeeding entity at about the same time), or (D) the approval of a liquidation or dissolution of the Company.

(b)  Effect of Termination.

(i)  Termination Pursuant to Section 7(a)(i) above relating to termination for cause or Section 7(a)(iv) above relating to termination at the election of Executive for any reason.  In the event the Executive’s employment is terminated pursuant to Section 7(a)(i) above or Section 7(a)(iv) above, the Company shall pay to the Executive his or her accrued Base Salary through the last date of his or her employment hereunder (the “Termination Date”) and shall continue to provide to the Executive the benefits described above (the “Benefits”) through the Termination Date, but shall have no further responsibility for any compensation or benefits to the Executive for any time period subsequent to the Termination Date.

(ii)  Termination pursuant to Section 7(a)(ii) above relating to termination without cause.  In the event the Executive’s employment is terminated pursuant to Section 7(a)(ii) above, the Company shall:

(1) Pay to the Executive a cash amount equal to his or her then monthly Base Salary multiplied by twelve.

(2) Continue to provide the benefits described in Sections 3(a) and 3(c) above to the Executive until the first anniversary of the Termination Date.

(3) Within five business days after the Termination Date, pay the Executive an amount equal to his or her bonus which was paid (or which has been determined but not yet paid) with respect to the prior fiscal year multiplied by a fraction, the numerator of which is the number of full fiscal months that have elapsed in the then current fiscal year prior to the Termination Date, and the denominator of which is 12.  In no event shall payment under this Section 7(b)(ii)(3) exceed 80% of the Executive’s base salary for the prior year.  If the bonus with respect to the prior fiscal year has not yet been determined by the date that the parties must calculate the amount to be paid under this paragraph, then the parties shall calculate this portion of the severance by reference to the bonus paid with respect to the year next preceding the prior fiscal year.

(iii)  Termination pursuant to Section 7(a)(v) above relating to termination at the election of Executive for Good Reason.  In the event the Executive’s employment is terminated pursuant to Section 7(a)(v) above, the Company shall:

(1) Pay to the Executive a cash amount equal to his or her then monthly Base Salary multiplied by twelve.

(2) Continue to provide the benefits described in Sections 3(a) and 3(c) above to the Executive until the first anniversary of the Termination Date.

(3) Within five business days after the Termination Date, pay the Executive an amount equal to his or her bonus which was paid (or which has been determined but not yet paid) with respect to the prior fiscal year multiplied by a fraction, the numerator of which is the number of full fiscal months that have elapsed in the then current fiscal year prior to the Termination Date, and the denominator of which is 12.  If the bonus with respect to the prior fiscal year has not yet been determined by the date that the parties must calculate the amount to be paid under this paragraph, then the parties shall calculate this portion of the severance by reference to the bonus paid with respect to the year next preceding the prior fiscal year.

(iv)  Termination pursuant to Section 7(a)(iii) above relating to the death or disability of the Executive.  In the event the Executive’s employment is terminated pursuant to Section 7(a)(iii) above, the Company shall:

(1) Continue to pay to Executive or his or her estate, as the case may be, an amount equal to his or her then current Base Salary for the three-month period following the Termination Date.

(2) Continue for the 12-month period following the Termination Date all health and dental insurance benefits the Executive was entitled to at the Termination Date.

(v)  Golden Parachute Payment Excise Tax Protection.  In the event that the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits specifically paid or conferred only under this Agreement (which shall not include any payments or benefits paid or conferred under the long-term incentive compensation arrangement or the performance based long-term incentive compensation arrangements referenced in this Agreement) (the “Excise Tax”), an additional amount shall be paid by the Company to the Executive equal to the amount of such Excise Tax (the “Gross Up Payment”); provided, however in no event shall the aggregate amount payable by the Company to Executive for any excise tax imposed by Section 4999 of the Code pursuant to this Agreement and all other agreements between the Company and Executive exceed $250,000.  Any such Gross Up Payment shall be made to the Executive as soon as practicable, but in no event later than the close of the calendar year following the calendar in which the Excise Tax is remitted to the applicable taxing authority. The Company and its advisers shall make the determination of the amount of the Gross Up Payment.  To the extent that the amount of such Gross Up Payment exceeds the amount of Excise Tax actually paid by Executive, Executive shall promptly pay to the Company such excess amount.

8.               NO CONFLICTING AGREEMENTS.  The Executive represents and warrants to the Company that he or she is not a party to or bound by any confidentiality, non-competition, non-solicitation or other agreement or restriction that could conflict with or be violated by the performance of his or her duties for the Company.

9.               NO DISPARAGEMENT.  Each party agrees that at all times following the termination of the Executive’s employment hereunder, such party shall not make or cause to be made, directly or indirectly, any statements to any third party that disparage or denigrate the other party or, in the case of the Company, any of its current or former directors, officers or employees, unless required by law.

10.         409A CONSIDERATIONS.   To the extent that the final regulations under Section 409A of the Code require modifications to this Agreement in order to avoid that section’s penalty tax, the parties agree to discuss amending this Agreement accordingly. Notwithstanding the foregoing, to the extent the Company reasonably determines that any portion of the payments or benefits payable under this Agreement is subject to Section 409A of the Code, such portion of payments or benefits payable shall (i) to the extent required by Section 409A of the Code, be delayed for six months from the Termination Date or (ii) to the extent permitted under subsequent guidance from the Internal Revenue Service, be otherwise made to comply with such Section

409A requirements, provided, however, that any such action under this subsection (ii) that is more detrimental to Executive than that in subsection (i) shall only be made with Executive’s consent.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due under the Agreement which are payable upon termination of employment until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A

11.         NOTICES.  Any notice or other communication given pursuant to the Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

(a) If to the Executive: To the most recent address of the Executive listed on the Company’s records	(b) If to the Company: Beacon Power Corporation 65 Middlesex Road Tyngsboro, MA 01879 Attn: Compensation Committee

or to such other address as a party shall have designated by notice to the other party.

12.         MISCELLANEOUS.

(a)           Enforceability.  This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

(b)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)           Amendments and Waivers.  No amendment or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(d)           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that it may not be assigned by the Company without the Executive’s consent, provided that the Company may assign this Agreement to an entity that acquires substantially all of the Company’s assets by means of an asset sale, merger or otherwise, provided further that such entity shall agree in writing to assume and be bound by this Agreement.  This Agreement is personal to the Executive and is not assignable by him.

(e)           Entire Agreement.  This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto now existing, other than the RSU (restricted stock unit) and option agreements already in place or to be entered into the future pursuant to this Agreement.

(f)            Survivability.  Sections 4 and 5 of the Agreement and Sections 4-12 of this Exhibit A shall survive the termination of the Agreement.

(g)           Counterparts.  This Agreement may be executed in any number of counterparts, and with counterpart signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)           Pronouns.  Whenever the context may require, any pronouns used in the Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.